Exhibit 5.1

March 2, 2021

ION Geophysical Corporation

2105 CityWest Blvd., Suite 100

Houston, TX 77042

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ION Geophysical Corporation, a Delaware corporation (the “Company”) and each of the entities listed in Exhibit A hereto (the “Guarantors” and each a “Guarantor”). The Guarantors and the Company are collectively referred to herein as the Registrants. This opinion letter is being delivered in connection with the Registration Statement on Form S-1 (Registration No. 333-252590) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and as subsequently amended (the “Registration Statement”), with respect to the offer, issuance and sale by the Company to its stockholders of non-transferable subscription rights (the “Rights”), entitling the holders thereof to purchase up to $52,500,000 in aggregate initial principal amount of (i) 8.00% Senior Secured Second Priority Convertible Notes due 2025 (the “Notes”) of the Company, (ii) shares of the Company’s common stock (the “Common Stock”), or (iii) a combination thereof (the “Rights Offering”), with each Right entitling its holder to purchase (i) a principal amount of the Company's Notes equal to $50,000,000 divided by the number of shares of the Company's Common Stock outstanding as of the record date for the Rights Offering, at a purchase price of 100% of the principal amount thereof or (ii) a number of share of the Company's Common Stock equal to $50,000,000 divided by the purchase price of $2.57 per whole share of Common Stock; provided that any Notes will only be issued in minimum increments of $1,000 and any exercise of Rights therefor will be rounded down to the nearest whole increment of $1,000 and any shares of Common Stock will only be issued in whole numbers of shares with any fractional shares of the Company's Common Stock rounded down to the nearest whole share. As of March 2, 2021, the Company had 17,693,405 shares of Common Stock outstanding such that each Right would entitle a holder to purchase (i) $2.78 principal amount of our Notes or (ii) 1.084 shares of our Common Stock. The Rights will be evidenced by rights certificates (collectively, the “Rights Certificate”). The Registration Statement registers the Rights, the Notes, and the Common Stock issuable upon exercise of the Rights or and an indeterminate number shares of Common Stock issuable upon the conversion of the Notes registered thereby (the “Conversion Shares”), par value $0.01 per share.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, facsimile, electronic or reproduction copies of such agreements, instruments, documents and records of the Company, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

(a)	the Registration Statement;

(b)	the form of Rights Certificate included as Exhibit 4.3 to the Registration Statement;

(c)	the form of Indenture between the Company and UMB Bank, National Association, as Trustee (the “Trustee”), included as Exhibit 4.1 to the Registration Statement (as amended or supplemented, the “Indenture”) with respect to the Notes;

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(d)	the form of Note, included as Exhibit 4.2 to the Registration Statement;

(e)	the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”);

(f)	the Amended and Restated Bylaws of the Company (the “Bylaws”); and

(g)	resolutions of the board of directors of the Company relating to, among other things, the authorization and issuance of the Rights, the Notes and the Conversion Shares.

The documents referred to in items (b) through (d), inclusive, are referred to collectively herein as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, facsimile, electronic or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company and others.

To the extent it may be relevant to the opinions expressed below, we have assumed that (i) all of the parties to the Documents (other than the Company) are validly existing and in good standing under the laws of their respective jurisdictions of organization, (ii) all of the parties to the Documents (other than the Company) have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder, and (c) consummate the transactions contemplated thereby, (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto (other than the Company), (iv) each of the Documents constitutes a valid and binding obligation of all the parties thereto (other than as expressly addressed in the opinion below as to the Company), enforceable against such parties in accordance with their respective terms, and (vi) all of the parties to the Documents will comply with all of their obligations under the Documents and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Rights, when issued in the manner contemplated by the Registration Statement and the Rights Certificate, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.	When the Indenture has been duly authorized, executed and delivered by the Company and the Trustee, the Notes, when duly executed, authenticated and delivered against payment therefor in accordance with terms of the Indenture and issued in the manner contemplated by the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

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3.	The Conversion Shares have been duly authorized and reserved by all requisite corporate action on the part of the Company and, when issued upon conversion of the Notes in accordance with the terms of the Indenture and the Notes, will be validly issued, fully paid and nonassessable.

We express no opinion as to the validity, binding effect or enforceability of any provision of the Documents:

i.	relating to indemnification, contribution or exculpation;

ii.	containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect by the Company;

iii.	related to (a) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York, (b) choice of governing law to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York, (c) service of process or (d) waiver of any rights to trial by jury;

iv.	specifying that provisions thereof may be waived only in writing;

v.	that purports to create a trust or other fiduciary relationship or a power of attorney;

vi.	specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

vii.	relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidenced or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture;

viii.	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor; and

ix.	which may be construed to be in the nature of a penalty.

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The opinions set forth above are subject to the following qualifications: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, each as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinions expressed herein are limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the date and time of effectiveness of the Registration Statement, and we undertake no responsibility to update or supplement this letter after such date and time.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP
Winston & Strawn LLP

Exhibit A

Guarantors

Guarantor	State or Other Jurisdiction of Incorporation or Organization
GX Technology Corporation	Texas
ION Exploration Products (U.S.A.), Inc.	Delaware
I/O Marine Systems, Inc.	Louisiana
GX Geoscience Corporation, S. de R.L. de C.V.	Mexico